NON-EMPLOYEE DIRECTOR COMPENSATION The Compensation Committee, with assistance from Pay Governance, reviews and makes recommendations to the Board regarding the form and amount of compensation for non- -employee director compensation program is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise, and accountability required of active Board membership. -employee director compensation program currently consists of the elements and amounts shown in the table below: Our Non-Employee Director Compensation Program Type of Fee Current Annual Fee Amount ($) - Cash Retainer 90,000 - Equity Retainer ) 135,000 - Non-Executive Chair of the Board 75,000 - Audit Committee Chair 22,500 - Compensation Committee Chair 17,500 - Governance Committee Chair 15,000 on-employee directors may defer receipt of all (but not less than all) of their cash retainer and other above cash fees in the form of deferred RSUs and all (but not less than all) of their equity retainer. The equity retainer is issued as an RSU award on the date of the annual meeting and vests in full and (unless deferred per a deferral election under the Deferred Fee Plan) is settled in shares of GATX common stock on the date of the first annual meeting at which the director is elected following the grant date, subject to his or her continued service through such date. with additional units representing dividends declared on GATX common stock based on the date such dividend is paid. At RSUs is made in shares of common stock equal to the number of RSUs then credited to his or her account in the form of either a lump sum or three annual installments. Any fractional units are paid in cash.